SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              -------------------

                                AMENDMENT NO. 2

                                       TO
                                 SCHEDULE 13E-4
                         ISSUER TENDER OFFER STATEMENT
                      (PURSUANT TO SECTION 13(E)(1) OF THE
                        SECURITIES EXCHANGE ACT OF 1934)
                           RJR NABISCO HOLDINGS CORP.
                              (Name of the Issuer)
                              -------------------

                      RJR NABISCO HOLDINGS CAPITAL TRUST I
                      (Name of Person(s) Filing Statement)
                              -------------------

                 SERIES B DEPOSITARY SHARES, EACH REPRESENTING
            1/1000 OF A SHARE OF SERIES B CUMULATIVE PREFERRED STOCK
                         (Title of Class of Securities)

                                  74960K 70 2
                     (CUSIP Number of Class of Securities)

                               JO-ANN FORD, ESQ.
                           RJR NABISCO HOLDINGS CORP.
                          1301 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10019
                                 (212) 258-5600
  (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications on Behalf of Person Filing Statement)

                              -------------------

                PLEASE ADDRESS A COPY OF ALL COMMUNICATIONS TO:

           DAVID W. FERGUSON, ESQ.                     DAVID J. SORKIN, ESQ.
            DAVIS POLK & WARDWELL                   SIMPSON THACHER & BARTLETT
            450 LEXINGTON AVENUE                      425 LEXINGTON AVENUE
          NEW YORK, NEW YORK 10017                   NEW YORK, NEW YORK 10017
               (212) 450-4000                             (212) 455-2000

                              -------------------


                                August 14, 1995
     (Date Tender Offer First Published, Sent or Given to Security Holders)


                               Page 1 of 6 pages

    This Issuer Tender Offer Statement (the "Statement") is being filed with the Securities and Exchange Commission (the "Commission") by RJR Nabisco Holdings Capital Trust I in connection with the filing under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (the "Registration Statement") regarding an offer (the "Offer") to holders of Series B Depositary Shares, each representing 1/1000 of a share of Series B Cumulative Preferred Stock (the "Depositary Shares") of RJR Nabisco Holdings Corp. ("Holdings"). A copy of the Prospectus dated August 11, 1995 (the "Prospectus") is contained in the Registration Statement (Registration Nos. 33-60415 and 33-60415-01) declared effective by the Commission on August 11, 1995 and is incorporated herein by reference as Exhibit A. Pursuant to General Instruction B to Schedule 13E-4, certain information contained in the Prospectus is hereby incorporated by reference in answer to items of this Statement.


    References to the Prospectus are identified by the captions set forth in the Prospectus. Where substantially identical information required by Schedule 13E-4 is included under more than one caption, reference is made to only one caption of the Prospectus.

ITEM 1. SECURITY AND ISSUER.

    (a) The name of the issuer is RJR Nabisco Holdings Corp. The address of its principal executive office is 1301 Avenue of the Americas, New York, New York 10019.

    (b) The exact title of the class of securities being sought is Series B Depositary Shares, each representing 1/1000 of a share of Series B Cumulative Preferred Stock, of RJR Nabisco Holdings Corp. Reference is made to "Prospectus Summary" and "The Offer--Terms of the Offer" and "-- Conditions to the Offer" in the Prospectus, which are incorporated herein by reference. No Depositary Shares are to be acquired from any officer, director or affiliate of RJR Nabisco Holdings Corp.

    (c) Reference is made to "Price Range of Depositary Shares" in the Prospectus, which is incorporated herein by reference.

    (d) The name of the person filing this statement is RJR Nabisco Holdings Capital Trust I (the "Trust"), a newly organized statutory business trust organized under the laws of the State of Delaware. The address of its principal office is c/o RJR Nabisco Holdings Corp., 1301 Avenue of the Americas, New York, New York 10019. The Trust has been organized by Holdings for the purpose of effecting the offer. Reference is made to "Prospectus Summary" and "RJR Nabisco Holdings Capital Trust I" in the Prospectus, which are incorporated herein by reference.

ITEM 2. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

    (a) Reference is made to "The Offer--Terms of the Offer", "Description of the Preferred Securities", "Description of the Preferred Securities Guarantee" and "Description of the Junior Subordinated Debentures" in the Prospectus, which are incorporated herein by reference.

ITEM 3. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS
       OF THE ISSUER OR AFFILIATE.

    Reference is made to "The Offer--Purpose of the Offer" and "--Terms of the Offer" in the Prospectus, which are incorporated herein by reference. Depositary Shares acquired pursuant to the Offer will be delivered to Holdings and will be retired. See "Description of the Series B Preferred and Depositary Shares" in the Prospectus, which is incorporated herein by reference.

                               Page 2 of 6 pages

    (a) Holdings may acquire various Holdings securities from time to time in the future and expects to sell various Holdings securities from time to time to raise funds, in each case for general or special corporate purposes.


    (b)-(d) None.

    (e) Reference is made to "Capitalization" in the Prospectus, which is incorporated herein by reference.

    (f)-(j) None.

ITEM 4. INTEREST IN SECURITIES OF THE ISSUER.

    None.

ITEM 5. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS
        WITH RESPECT TO THE ISSUER'S SECURITIES.

    None.

ITEM 6. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

    Reference is made to "The Offer--Exchange Agent and Information Agent", "--Dealer Managers; Soliciting Dealers" and "Fees and Expenses; Transfer Taxes" in the Prospectus, which are incorporated herein by reference.

ITEM 7. FINANCIAL INFORMATION.

    (a) Reference is made to "Selected Consolidated Financial Data", "Capitalization" and "Incorporation of Certain Documents by Reference" in the Prospectus, which are incorporated herein by reference.

    (b) Inapplicable.

ITEM 8. ADDITIONAL INFORMATION.

    (a) None.

    (b) There are no applicable regulatory requirements which must be complied with or approvals which must be obtained in connection with the Offer other than compliance with the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder including, without limitation, Rule 13e-4 promulgated thereunder, the Trust Indenture Act of 1939, as amended, and the requirements of state securities or "blue sky" laws.

    (c) Inapplicable.

    (d) None.

    (e) None.

                               Page 3 of 6 pages

ITEM 9. MATERIAL TO BE FILED AS EXHIBITS.


    (a) Prospectus dated August 11, 1995 (Exhibit A); Press Release issued by Holdings on August 11, 1995 (Exhibit B); Tombstone advertisement published on August 14, 1995 (Exhibit C); Form of Letter of Transmittal (Exhibit D); Form of Letter to Clients (Exhibit E); Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (Exhibit F); Form of Notice of Guaranteed Delivery (Exhibit G); Form of Holdings Letter to Holders of 9.25% Preferred Stock, Series B (Exhibit H); Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (Exhibit I); Summary of Conditions for Payment to Soliciting Dealers (Exhibit J); Questions and Answers Regarding Preferred Securities (Exhibit K) and Press Release issued by Holdings on September 18, 1995 (Exhibit P).



    (b) Indenture dated as of September 21, 1995 between Holdings and The Bank of New York, as Trustee (Exhibit L), First Supplemental Indenture dated as of September 21, 1995 between Holdings and The Bank of New York, as Trustee (Exhibit M) and Guarantee Agreement dated as of September 21, 1995 of Holdings (Exhibit N).


    (c) None.

    (d) Tax opinion of Davis Polk & Wardwell (Exhibit O).

    (e) The Prospectus is included in (a) above.

    (f) None.

                               Page 4 of 6 pages

                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: September 20, 1995


                                          RJR NABISCO HOLDINGS CAPITAL
                                            TRUST I

                                          By: RJR Nabisco Holdings Corp.
                                              as Sponsor

                                          By     /s/ JO-ANN FORD
                                             ...................................
                                             Name: Jo-Ann Ford
                                            Title: Senior Vice President
                                                   Law and Secretary

                               Page 5 of 6 pages

                               INDEX TO EXHIBITS


EXHIBIT                                       DESCRIPTION
-------   ------------------------------------------------------------------------------------

   *A     Prospectus dated August 11, 1995 (incorporated by reference to Form S-4,
          Registration Nos. 33-60415 and 33-60415-01)

   *B     Press Release issued by Holdings on August 11, 1995

   *C     Tombstone Advertisement published on August 14, 1995 (incorporated by reference to
          Exhibit 99.7 to Form S-4, Registration Nos. 33-60415 and 33-60415-01)

   *D     Form of Letter of Transmittal (incorporated by reference to Exhibit 99.1 to Form
          S-4, Registration Nos. 33-60415 and 33-60415-01)

   *E     Form of Letter to Clients (incorporated by reference to Exhibit 99.4 to Form S-4,
          Registration Nos. 33-60415 and 33-60415-01)

   *F     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other
          Nominees (incorporated by reference to Exhibit 99.3 to Form S-4, Registration Nos.
          33-60415 and 33-60415-01)

   *G     Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.2 to
          Form S-4, Registration Nos. 33-60415 and 33-60415-01)

   *H     Form of Letter of Holdings to Holders of 9.25% Preferred Stock, Series B
          (incorporated by reference to Exhibit 99.8 to Form S-4, Registration Nos. 33-60415
          and 33-60415-01)

   *I     Guidelines for Certification of Taxpayer Identification Number on Substitute Form
          W-9

   *J     Summary of Conditions for Payment to Soliciting Dealers

   *K     Questions and Answers Regarding Preferred Securities (incorporated by reference to
          Exhibit 99.9 to Form S-4, Registration Nos. 33-60415 and 33-60415-01)

   *L     Indenture dated as of September 21, 1995 between Holdings and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Form S-4, Registration Nos.
          33-60415 and 33-60415-01)

   *M     First Supplemental Indenture dated as of September 21, 1995 between Holdings and The
          Bank of New York, as Trustee (incorporated by reference to Exhibit 4.2 to Form S-4,
          Registration Nos. 33-60415 and 33-60415-01)

   *N     Guarantee Agreement dated as of September 21, 1995 of Holdings (incorporated by reference to Exhibit 4.8 to Form S-4, Registration Nos. 33-60415 and 33-60415-01)

   *O     Tax Opinion of Davis Polk & Wardwell (incorporated by reference to Exhibit 8.1 to
          Form S-4, Registration Nos. 33-60415 and 33-60415-01)

  **P     Press Release issued by Holdings on September 18, 1995


------------
 * Previously filed.
** Filed herewith.

                               Page 6 of 6 pages